Red Mountain Resources, Inc. 8-K

 Exhibit 99.2

July 11, 2014

Mr. Alan W. Barksdale

Chairman

Red Mountain Resources, Inc.

2515 McKinney Avenue, Suite 900

Dallas, TX 75201

Re:	Evaluation Summary – SEC Pricing
Red Mountain Resources, Inc. Interests
Proved Reserves
New Mexico and Texas
As of January 1, 2014

Dear Mr. Barksdale:

As requested, we are submitting our estimates of proved reserves and our forecasts of the resulting economics attributable to the captioned interests. This report has been prepared for use in filings with the Securities and Exchange Commission by Red Mountain Resources, Inc. (“Red Mountain”). We completed this report on July 11, 2014. It is our understanding that the proved reserves estimates in this report constitute 100 percent of all proved reserves owned by Red Mountain and its subsidiaries.

Composite reserve estimates and economic forecasts for the proved reserves are presented in the attached tables and are summarized below:

			Proved
		Proved	Developed
		Developed	Non-	Proved	Total
		Producing	Producing	Undeveloped	Proved
Net Reserves
Oil/Condensate	- Mbbl	854.1	147.6	1,335.5	2,337.2
Gas	- MMcf	4,152.7	308.7	1,811.3	6,272.7
NGL	- Mbbl	104.8	0.0	83.8	188.6
Revenue
Oil/Condensate	- M$	76,044.9	13,101.6	118,710.8	207,857.2
Gas	- M$	17,990.4	1,520.2	8,137.1	27,647.7
NGL	- Mbbl	3,066.5	0.0	2,517.7	5,584.2
Severance and
Ad Valorem Taxes	- M$	7,618.8	1,152.6	9,936.7	18,708.0
Operating Expenses	- M$	23,121.8	2,961.3	17,284.6	43,367.6
Investments	- M$	0.0	1,437.7	33,570.0	35,007.6
Operating Income (BFIT)	- M$	66,361.2	9,070.3	68,574.4	144,005.9
Discounted at 10.0%	- M$	41,284.7	4,397.2	27,635.6	73,317.4

The discounted value shown above should not be construed to represent an estimate of the fair market value by Cawley, Gillespie & Associates, Inc.

Red Mountain Resources, Inc. Interests – SEC Pricing

July 11, 2014

Annual average hydrocarbon prices for past 12 months were utilized for the evaluation. The averages were calculated using the first-day-of-the-month prices for each month. The resulting hydrocarbon pricing of $3.67 per MMBtu of gas and $96.78 per barrel of oil/condensate was applied without escalation. Adjustments to these prices for basis differentials, hydrocarbon quality, and transportation/processing/gathering fees were supplied by Red Mountain and reviewed by Cawley, Gillespie & Associates, Inc. Deductions were applied to the net gas volumes for fuel and shrinkage. The adjusted volume-weighted average product prices over the life of the properties are $88.93 per barrel of oil, $29.61 per barrel of NGL, and $4.41 per Mcf of gas.

Operating expenses and capital costs were supplied by Red Mountain and were reviewed for reasonableness. The expenses were based on historical costs over the past six months to one year. Severance and ad valorem rates were specified by state/county. Neither expenses nor investments were escalated. The cost of plugging and the salvage value of equipment have not been considered.

The proved reserve classifications conform to criteria of the Securities and Exchange Commission. The estimates of reserves have been prepared in accordance with the definitions and disclosure guidelines set forth in the U.S. Securities and Exchange Commission Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register. A combination of methods, including production performance analysis, analogy and volumetric analysis, were employed in estimating the reserves. The reserves and economics are predicated on the regulatory agency classifications, rules, policies, laws, taxes and royalties in effect on the effective date except as noted herein. The possible effects of changes in legislation or other Federal or State restrictive actions have not been considered. All reserve estimates represent our best judgment based on data available at the time of preparation and assumptions as to future economic and regulatory conditions. It should be realized that the reserves actually recovered, the revenue derived therefrom and the actual cost incurred could be more or less than the estimated amounts.

The reserve estimates were based on interpretations of factual data furnished by Red Mountain. We have used all methods and procedures as we considered necessary under the circumstances to prepare the report. Ownership interests were supplied by Red Mountain and were accepted as furnished. To some extent, information from public records has been used to check and/or supplement these data. The basic engineering and geological data were utilized subject to third party reservations and qualifications. Nothing has come to our attention, however, that would cause us to believe that we are not justified in relying on such data. An on-site inspection of these properties has not been made nor have the wells been tested by Cawley, Gillespie & Associates, Inc.

Our work-papers and related data are available for inspection and review by authorized parties. The professional qualifications of the undersigned, the technical person primarily responsible for the preparation of this report, are included as an attachment to this letter.

Respectfully submitted,

J. Zane Meekins, P.E.
Executive Vice President
Cawley, Gillespie & Associates

Red Mountain Resources, Inc. Interests – SEC Pricing

July 11, 2014

Professional Qualifications of J. Zane Meekins, P.E.:

Mr. Meekins has been practicing consulting petroleum engineering at CGA since 1989. Mr. Meekins is a Registered Professional Engineer in the State of Texas and has over 26 years of practical experience in petroleum engineering, with over 24 years of experience in the estimation and evaluation of reserves. He graduated from Texas A&M University in 1987 with a BS in Petroleum Engineering. Mr. Meekins meets or exceeds the education, training, and experience requirements set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers; he is proficient in judiciously applying industry standard practices to engineering and geoscience evaluations as well as applying SEC and other industry reserves definitions and guidelines.